GENUS CLOSES $7.8 MILLION IN PRIVATE PLACEMENT

SUNNYVALE, Calif. - August 15, 2002 - Genus, Inc. (Nasdaq: GGNS) announced today it has closed on $7.8 million in aggregate proceeds through a private placement of subordinated convertible notes and warrants exercisable for Genus common stock. The closing represents the receipt of $7.5 million from binding commitments previously announced on July 31, 2002, and an additional $300,000 from an investor in Genus' January 2002 financing who elected to participate in this financing on August 14, 2002.

The $7.5 million convertible notes issued in closing the July 31, 2002 commitments are convertible at a price of $1.42 per common share, with no reset provisions. The $300,000 convertible note issued in closing the August 14, 2002 commitment is convertible at a price of $1.25 per common share, with no reset provision. All convertible notes pay a seven percent per annum coupon, payable semi-annually in cash or stock. Warrant coverage for all the warrants is 50 percent. The warrants relating to the $7.5 million convertible notes issued in closing the July 31, 2002 commitments have a $1.42 exercise price, and the warrant relating to the $300,000 convertible note issued in closing the August 14, 2002 commitment has a $1.25 exercise price. All warrants have a four-year term and are callable by the company after one year.

Genus plans to use the private placement proceeds to fund the next phases of commercialization of its atomic layer deposition technology. Primarily this will include funding additional inventory, sales and support to address new customers, working capital, and other general corporate purposes.

SG  Cowen  Securities Corporation acted as placement agent for this transaction.

ABOUT  ALD
Both the semiconductor and data storage industries continue to migrate toward products with higher density and higher topology. As a result, conformality of deposited films has also become a critical factor. With current technology unable to meet the degree of conformality required to manufacture today's leading-edge technology, the use of Genus' ALD technology in the data storage market has been adopted. ALD enables manufacturers to extend current semiconductor and data storage manufacturing processes by offering greater deposition conformality in smaller feature components with higher aspect ratios.

ABOUT  GENUS
Genus, Inc. manufactures critical deposition processing products for both the global semiconductor and data storage industries. To enable the production of intricate micro computer chips and electronic storage devices, Genus offers its LYNX series production-proven equipment for 200 mm and 300 mm semiconductor production. They also offer thin film deposition products for chemical vapor deposition (CVD), atomic layer deposition (ALD), and pre-clean capabilities.

Genus is at the forefront of market and technology developments in the ALD marketplace, which is gaining acceptance worldwide as a critical technology for sub 0.13-micron production of computer chips and electronic storage devices. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea, Japan and Taiwan. Founded in 1981, the company is headquartered in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com. LYNX2(R) and LYNX3(TM) are trademarks of Genus, Inc.

FORWARD-LOOKING  STATEMENTS
Forward-Looking Statements This press release contains forward-looking statements regarding the company's expectations regarding future financial and business performance. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to: actual customer orders received by the company, the extent to which ALD technology is demanded by the marketplace, the actual number of customer orders received by the company, the timing of final acceptance of products by customers, the financial climate and accessibility to financing, general conditions in the thin film equipment market and in the macro-economy, and the influence of global political events. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

COMPANY  CONTACT:
Shum Mukherjee                          AGENCY CONTACT:
Genus, Inc.                             Lillian Armstrong \ David Barnard
Tel: (408) 747-7120 Ext. 1311           Lippert / Heilshorn & Associates
Fax: (408) 747-7199                     Tel: (415) 433-3777 Ext. 110
Email: smukherjee@genus.com             Email: david@lhai-sf.com


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